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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported): MAY 3, 2005

                        NORTHERN BORDER PIPELINE COMPANY
             (Exact name of registrant as specified in its charter)



       TEXAS                  333-88577                74-2684967
   (State or other           (Commission             (IRS Employer
   jurisdiction of           File Number)          Identification No.)
    incorporation)

               13710 FNB PARKWAY            68154-5200
                OMAHA, NEBRASKA             (Zip Code)
             (Address of principal
               executive offices)


       Registrant's telephone number, including area code: (402) 492-7300

                              --------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 7.01   REGULATION FD DISCLOSURE

      As previously disclosed in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" in our Form 10-K for the year ended December 31, 2004 and our Form 8-K filed April 25, 2005, we had approximately 800 million cubic feet per day ("mmcfd") or 28% of summer design capacity under contracts that expired or are due to expire by May 31, 2005.

      The following summarizes the contracting status of this segment of the pipeline as of May 1, 2005:

NORTHERN BORDER PIPELINE 2005 CAPACITY (MMCFD)
PORT OF MORGAN, MONTANA TO VENTURA, IOWA

--------------------------------------------------------------------------------
                                     MAY      JUN - OCT   NOV - DEC
--------------------------------------------------------------------------------
MAXIMUM-RATE FIRM CONTRACTS      1,730          1,685        1,402
DISCOUNTED-RATE FIRM CONTRACTS     304 (1)          -            -
AVAILABLE CAPACITY                 340            689          972
                                   ---            ---          ---

TOTAL SUMMER DESIGN CAPACITY     2,374          2,374        2,374

--------------------------------------------------------------------------------

(1) Average of 78% of maximum rate for one month.

      We have discounted rates on a short-term only basis in order to maximize overall revenues. Depending on daily gas market conditions, additional daily firm or interruptible services may be sold during the month and would generate additional revenue.


ITEM  8.01  OTHER EVENTS

      Under Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" in our Form 10-K for the year ended December 31, 2004 and our Form 8-K filed April 25, 2005 ("April Form 8-K"), we disclosed that we had contracts for firm transportation expiring during 2005. We also disclosed a possible reduction of $7 million to $14 million to 2005 net income and cash flows could result if sufficient demand did not exist for our capacity. As a result of contracting activity to date, we believe a greater reduction is now likely.

      For the month of April 2005, approximately 600 mmcfd of firm transportation capacity on Northern Border Pipeline was available for contracting and was not sold. We believe the primary contributor to the unsold capacity is the high level of gas delivered to Canadian storage due to unusually high summer to winter differentials. We believe that as Canadian storage continues to fill, the opportunity for contracting should improve. We previously reported in our April Form 8-K that we had, a total amount of approximately 650 mmcfd of capacity available beginning in May 2005. As of May 1, 2005, we have 340 mmcfd that remains available for contracting in May. We believe that the greatest risk of unsold capacity exists during the second quarter but some weakness could continue through the balance of the year based on weather conditions and mid-continent pricing. Consequently, we now believe that the most likely range of impact on our revenues from unsold capacity in 2005 is $15 million to $28 million.


This includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Pipeline Company believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements

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include natural gas development in the Western Canadian Sedimentary Basin;
competitive conditions in the overall natural gas and electricity markets; our ability to market pipeline capacity on favorable terms; the impact of unsold firm transportation capacity on Northern Border Pipeline being greater than expected; the availability of additional storage capacity; weather conditions; performance of contractual obligations by the shippers; our ability to recover costs in pipeline rates relating to the settlement with the Fort Peck Tribes on rights-of-way and tax issues; prices of natural gas and natural gas liquids; regulatory actions and receipt of expected regulatory clearances; regulatory actions relative to rate recovery of income tax allowances for partnerships; any costs related to changes in the systems and services currently provided to us by Enron Corp. and CrossCountry Energy and their affiliates and costs related to replacing these systems and services or transitioning them to ONEOK; actions by rating agencies; our ability to complete growth projects and their future performance; timely receipt of right-of-way, regulatory clearances and approval for the expansion projects; our ability to control operating costs; and conditions in the capital markets and our ability to access the capital markets.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 3, 2005                      NORTHERN BORDER PIPELINE COMPANY
                                        By: Northern Plains Natural Gas Company,
                                            LLC, Operator


                                        By: /s/ Jerry L. Peters
                                        ----------------------------------------
                                        Name:  Jerry L. Peters
                                        Title: Vice President, Finance and
                                               Treasurer